Exhibit 3.1
New Jersey Division of Revenue
Certificate of Amendment to the Certificate of Incorporation
(For Use by Domestic Profit Corporations)

Pursuant to the provisions of Section 14A:9-2 (4) and Section 14A:9-4 (3), Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Certificate of Incorporation:

1. The name of the corporation is:
Tel-Instrument Electronics Corp.
2. The following amendment to the Certificate of Incorporation was approved by the directors and thereafter duly adopted by the shareholders of the corporation on the 16th day of October, 2017
Resolved, that Article NINTH of the Certificate of Incorporation be amended to read as follows:
(see attached new Article NINTH)
3. The number of shares outstanding at the time of the adoption of the amendment was:   3,255,887
The total number of shares entitled to vote thereon was:   0
If the shares of any class or series of shares are entitled to vote thereon as a class, set forth below the designation and number of outstanding shares entitled to vote thereon of each such class or series. (Omit if not applicable).
The following amendment was authorized by the Board of Directors pursuant to Article SIXTH E of the Certificate of Incorporation.  For purposes hereof only, such approval by the Board is deemed the equivalent of the vote of all issued and outstanding shares.
4. The number of shares voting for and against such amendment is as follows: (If the shares of any class or series are entitled to vote as a class, set forth the number of shares of each such class and series voting for and against the amendment, respectively).
Number of Shares Voting for Amendment               Number of Shares Voting Against Amendment
                    3,255,887                                                                                        0
5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, set forth a statement of the manner in which the same shall be effected. (Omit if not applicable).
6. Other provisions: (Omit if not applicable).
BY:   /s/Jeff O’Hara
(Signature)
Dated this 8TH day of November, 2017                                                            President/ CEO
May be executed by the Chairman of the Board, or the President, or a Vice President of the Corporation.

“NINTH:

SERIES A PREFERRED STOCK

I. DESIGNATION AND AMOUNT; DIVIDENDS

A. Designation. The designation of said series of preferred stock shall be Series A Convertible Preferred Stock, $0.10 par value per share (the “Series A Preferred”).

B. Number of Shares. The number of shares of Series A Preferred authorized shall be Five Hundred Thousand (500,000) shares. Each share of Series A Preferred shall have a stated value equal to $6.00 (as may be adjusted for any stock dividends, combinations or splits with respect to such shares) (the “Series A Stated Value”).

C. Certain Definitions.  In addition to terms defined elsewhere in this Certificate of Designations, Preferences and Rights, the following terms have the following meanings:

“Common Stock” means the Company’s common stock, par value $0.10 per share.

“Deemed Liquidation Event” shall mean (i) a merger or consolidation in which (x) the Company is a constituent party or (y) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary in which the share capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (a) the surviving or resulting corporation; or (b) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all of the assets of the Company and its subsidiaries taken as a whole or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company.

“Holder” shall mean a holder of record of the Series A Preferred.

 “Original Issue Date” shall mean the date of the first issuance of any shares of the Series A Preferred regardless of the number of transfers of any particular shares of Series A

Preferred and regardless of the number of certificates which may be issued to evidence such Series A Preferred.

D. Dividends.

(i) Quarterly Dividends.  The Holders of shares of the Series A Preferred shall be entitled to receive dividends out of any assets legally available, to the extent permitted by New Jersey law, at an annual rate equal to 8% of the Series A Stated Value of such shares of Series A Preferred, calculated on the basis of a 360 day year, consisting of twelve 30-day months, and shall accrue from the date of issuance of such shares of Series A Preferred, payable quarterly in cash. Any unpaid dividends shall accrue at the same rate. To the extent not paid on the last day of March, June, September and December of each calendar year, all dividends on any share of Series A Preferred shall accumulate whether or not declared by the Board and shall remain accumulated dividends until paid pursuant hereto. All accrued and unpaid dividends shall be paid upon a Liquidation Event pursuant to Section II, conversion pursuant to Section IIIA. - D or redemption pursuant to Section III.C.  The Holders of the Series A Preferred may convert any such unpaid dividends into common stock of the Company, at the Conversion Price (defined below), subject to the Maximum Conversion Amount (defined below), and otherwise in accordance with the terms and conditions hereof.

(ii) Junior Stock Dividends.  All accrued and accumulated dividends on the shares of Series A Preferred shall be prior and in preference to any dividend on any Junior Stock (as defined herein). The Company shall not declare or pay any cash dividends on, or make any other distributions with respect to or redeem, purchase or otherwise acquire for consideration, any shares of Junior Stock unless and until all accrued and unpaid dividends on the Series A Preferred Stock have been paid in full.  In all events, Junior Stock dividends shall be subject to the restrictions set forth in Section II.A. below.

(iii) Partial Dividend Payments.  Except as otherwise provided herein, if at any time the Company pays less than the total amount of dividends then accrued and accumulated with respect to the Series A Preferred, such payment shall be distributed pro rata among the Holders thereof based upon the aggregate accrued and accumulated but unpaid dividends on the shares of Series A Preferred held by each such Holder.

II. LIQUIDATION PREFERENCE

A. Preferential Payments to Holders of Series A Preferred.  In the event of any liquidation, dissolution or winding up of the Company or a Deemed Liquidation Event, either voluntary or involuntary, the Holders of record of shares of Series A Preferred shall be entitled to receive, immediately prior and in preference to any distribution to the holders of the Company’s other equity securities (including the Company’s Common Stock and any Junior Stock), a liquidation preference equal to the Series A State Value per share plus all accrued and accumulated but unpaid dividends, whether or not declared (the amount payable pursuant to this sentence is hereinafter referred to as the “Liquidation Preference Amount”). If upon the occurrence of such event (a “Liquidation Event”) the assets and funds thus distributed among the Holders shall be insufficient to permit the payment to such Holders of the full Liquidation

Preference Amounts due to the Holders of the Series A Preferred, then the entire assets and funds of the Company legally available for distribution shall be distributed among the Holders, pro rata, based on the Liquidation Preference Amounts to which such Holders are entitled and the Company shall not make or agree to make any payments to holders of any Junior Stock.

B. Notice of Liquidation Event.  In the event of any Liquidation Event, the Company shall, within ten (10) days of the date the Board approves such action, or no later than twenty (20) days of any shareholders’ meeting called to approve such action, or within twenty (20) days of the commencement of any involuntary proceeding, whichever is earlier, give each Holder of shares of Series A Preferred written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the Holders of shares of Series A Preferred upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Company shall promptly give written notice to each Holder of such material change.

C. Other Distributions.  Upon the completion of the distribution required by this Section, if assets remain in this Company, they shall be distributed to holders of parity securities (unless holders of parity securities have received distributions pursuant to this section) and Junior Stock in accordance with the Certificate of Incorporation, as amended.

D. Conversion by Holders of Series A Preferred.  Notwithstanding the foregoing, at the option of the Holder of shares of Series A Preferred, such Holder may elect to convert the entire Liquidation Preference Amount into shares of Common Stock pursuant to an optional conversion of the Series A Preferred as set forth in Section III.A., effective immediately prior to a Liquidation Event.

III. CONVERSION; REDEMPTION

A. Optional Conversion. Each Holder shall have the right, at any time commencing after the Original Issue Date, and without payment of additional consideration by the Holder, to convert the aggregate Series A Stated Value of such shares, as well as accrued and accumulated but unpaid declared dividends on the Series A Preferred (collectively the “Conversion Amount”) into fully paid and non-assessable shares of Common Stock of the Company (“Conversion Shares”), in an amount not to exceed the Maximum Conversion Amount.  The “Maximum Conversion Amount” shall be the greater of (i) 600,000 Conversion Shares or (ii) such greater number of Conversion Shares as shall have been approved by a majority of the Company’s shareholders by no later than January 31, 2018; provided however, in the event that the Company, for any reason, fails to obtain such shareholder approval by January 31, 2018, provided that the Holder has voted, in its capacity as a shareholder of the Company, all votes available pursuant to all securities of the Company owned by such Holder, or voting rights of the Holder otherwise held, in favor of such greater number of Conversion Shares at a meeting of the shareholders of the Company, then the annual dividend rate applicable to the Series A Preferred set forth in Section I.D. hereof shall automatically be increased to 18%, effective retroactively to the Original Issue Date, until such time as such increase in the Conversion Shares is approved by the Company’s shareholders. The number of Conversion Shares issuable upon conversion of the

Conversion Amount shall equal the Conversion Amount divided by the Conversion Price then in effect. The “Conversion Price” of the Series A Preferred shall be $3.00, subject to adjustment and except as otherwise set forth below. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company shall round up to the nearest whole share. In order to convert Series A Preferred into shares of Common Stock, the Holder shall surrender the certificate or certificates therefor, duly endorsed, to the principal office of the Company, and shall give written notice to the Company at such office that the Holder elects to convert the same, the number of shares of Series A Preferred so converted and a calculation of the Conversion Price (with an advance copy of the certificate(s) and the notice by facsimile)(the “Conversion Notice”); provided, however, that the Company shall not be obligated to issue certificates evidencing shares of Common Stock issuable upon such conversion unless such shares of Series A Preferred are delivered to the Company as provided above, or the Holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Company and its transfer agent to indemnify the Company from any loss incurred by it in connection with such certificates. Notice of conversion may be given by a Holder at any time during the day up to 5:00 p.m. New York City time and such conversion shall be deemed to have been made immediately prior to the close of business on the date notice of conversion is received by the Company and the shares of Common Stock issuable upon conversion of the specified shares of Series A Preferred shall be deemed to be outstanding of record as of such date. Within three (3) business days after the notice of conversion is delivered in accordance with the procedures set forth above, the Company shall instruct the transfer agent to issue shares of its Common Stock and to forward the same to the Holder, or upon the election of the Holder, the Company shall transmitted the shares of Common Stock to the Holder by crediting the account of the Holder’s prime broker with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the shares to or resale of the shares by the Holder or (B) the shares are eligible for resale by the Holders without volume or manner-of-sale limitations pursuant to Rule 144, and otherwise by physical delivery to the Holder.  All shares of Common Stock issued hereunder by the Company shall be duly and validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.  The Company shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred pursuant to this Section III.

In case of conversion under this Section III of only a part of the shares of Series A Preferred represented by a certificate surrendered to the Company, the Company shall issue and deliver a new certificate for the number of shares of Series A Preferred which have not been converted, upon receipt of the original certificate or certificates representing shares of Series A Preferred so converted.  Until such time as the certificate or certificates representing shares of Series A Preferred which have been converted are surrendered to the Company and a certificate or certificates representing the Common Stock into which such shares of Series A Preferred have been converted have been issued and delivered, the certificate or certificates representing the shares of Series A Preferred Stock which have been converted shall represent the shares of Common Stock into which such shares of Series A Preferred have been converted.
B. Adjustments. The Conversion Price shall be subject to adjustment from time to time as follows:

(i) Consolidation, Merger, Sale, Lease or Conveyance.  In case of any consolidation or merger of the Company with or into another Company where the Company is not the surviving entity, or in case of any sale, lease or conveyance to another Company of all or substantially all the assets of the Company, each share of the Series A Preferred shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into, in lieu of the number of shares of Common Stock which the Holders would otherwise have been entitled to receive, the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease or conveyance) upon conversion of such share of the Series A Preferred would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the Holder of the shares of the Series A Preferred shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of the Series A Preferred.  Notwithstanding the foregoing, if upon the occurrence of a Liquidation Event the Holder of shares of Series A Preferred receives the entire Liquidation Preference Amount either in cash or in shares of Common Stock pursuant to Section II above, the Conversion Price shall not be adjusted as a result of such Liquidation Event; provided that, the Conversion Price will continue to be subject to adjustment with respect to any subsequent events described in this Section III.B(i).

(ii) Stock Dividends, Subdivisions, Reclassification, or Combinations.  If the Company shall (1) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock, (2) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (3) combine or reclassify the outstanding Common Stock into a smaller number of shares, then in any such case, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination, or reclassification shall be proportionately adjusted so that the Holder of any shares of the Series A Preferred surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock that such Holder would have owned or been entitled to receive had such Series A Preferred been converted immediately prior to such date.  Successive adjustments in the Conversion Price shall be made whenever any event specified above shall occur.  If the Company shall subdivide (by stock split, by payment of a stock dividend or otherwise) the outstanding shares of Series A Preferred, into a greater number of shares of Series A Preferred, the Conversion Price of the Series A Preferred in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased.  In the event the outstanding shares of Series A Preferred shall be combined (by reclassification or otherwise) into a lesser number of shares of Series A Preferred, the Conversion Price of the Series A Preferred in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

C. Conversion Limitations.  In no event shall the Holder, or any future Holder, be entitled to convert any portion of the Series A Preferred in excess of that portion of the Series A Preferred upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Series A Preferred or the unexercised or unconverted portion of any other security of the Company subject to a limitation on conversion of exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of the portion of the Series A Preferred with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 9.99% of the outstanding shares of Common Stock of the Company. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder. Subject to the foregoing, the Holder shall not be limited to aggregate exercises which would result in the issuance of more than 9.99%. The restriction described in this paragraph may be waived, in whole or in part, upon sixty-one (61) days’ prior notice from the Holder to the Company to increase such percentage; provided, however, that such waiver will not be effective to the extent that it results in such Holder beneficially owning more than 19.99% of the outstanding shares of Common Stock of the Company.

D. Reservation of Shares.  The Company shall, by no later than January 31, 2018, and for so long as any shares of Series A Preferred are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series A Preferred then outstanding taking into account any adjustment to such number of shares so issuable in accordance with this Section III; provided that the number of shares of Common Stock so reserved shall at no time be less than 120% of the number of shares of Common Stock for which the shares of Series A Preferred are at any time convertible (without regard to the limitations on conversion set forth in Section III.C. hereof).  In the event that the Company, for any reason, fails to increase the amount of authorized shares of Common Stock as required in this Section III.D. by January 31, 2018, provided that the Holder has voted, in its capacity as a shareholder of the Company, all votes available pursuant to all securities of the Company owned by such Holder, or voting rights of the Holder otherwise held, in favor of such greater number of Conversion Shares at a meeting of the shareholders of the Company, then the annual dividend rate applicable to the Series A Preferred set forth in Section I.D. hereof shall automatically be increased to 18%, effective retroactively to the Original Issue Date, until such time as such increase in the Conversion Shares is approved by the Company’s shareholders.  The initial number of shares of Common Stock reserved for conversions of the Series A Preferred and each increase in the number of shares so reserved shall be allocated pro rata among the Holders of the Series A Preferred based on the number of shares of Series A Preferred held by each Holder at the time of issuance of the Series A Preferred Stock or increase in the number of reserved shares, as the case may be.  In the event a Holder shall sell or otherwise transfer any of such Holder’s shares of Series A Preferred, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor.  Any shares of Common Stock reserved and which remain allocated to any person or entity which does not hold any shares of Series A Preferred shall be allocated to the remaining Holders of Series A Preferred, pro rata based on the number of shares of Series A Preferred then held by such Holder.  The Company shall take all such actions as may be necessary to assure that all such shares of Common Stock may be issued under this Section III without violation of any applicable law or governmental regulation or any requirements of any trading market (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).

E. Redemption of Shares.  Effective beginning on the third anniversary of the Original Issue Date, and upon 30 days’ written notice to the Holders of Series A Preferred, the Company may, in its sole discretion, redeem the Series A Preferred at the aggregate Series A Stated Value plus any accrued and accumulated but unpaid dividends (the “Series A Redemption Price”). Following receipt of such redemption notice, the Series A Preferred Holders shall continue to have the right to convert the Series A Preferred shares in accordance with the terms and conditions hereof.  In exchange for the surrender to the Company by the Holders of their certificate or certificates representing their shares of Series A Preferred, the aggregate Series A Redemption Price for all shares held by each such Holder shall be payable in cash in immediately available funds to the respective Holders of the Series A Preferred being redeemed on the applicable redemption date.

IV. RANK

All shares of the Series A Preferred shall rank (i) senior to the Company’s Common Stock, and any other class or series of capital stock of the Company hereafter created, the terms of which specifically provide that such class or series shall rank junior to the Series A Preferred (each of the securities in clause (i) collectively referred to as “Junior Stock”) and (ii) pari passu with any class or series of capital stock of the Company hereafter created and specifically ranking, by its terms, on par with the Series A Preferred, in each case as to dividend distributions or distributions of assets upon liquidation, dissolution or winding up of the Company or a Deemed Liquidation Event, whether voluntary or involuntary.

V. VOTING RIGHTS

A. Generally.  The Holders will vote together with the holders of the Company’s Common Stock on an as-converted basis on each matter submitted to a vote of holders of Common Stock (whether at a meeting of shareholders or by written consent). In any such vote, the number of votes that may be cast by a Holder shall be equal to one (1) vote for each Conversion Share underlying such Holder’s outstanding shares of Series A Preferred, subject to adjustment based on the applicable Maximum Conversion Amount, as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent. Each Holder shall be entitled to notice of all shareholder meetings (or requests for written consent) in accordance with the Company’s bylaws.

B. Information and Related Rights.  The Holders, at their option, shall be entitled to designate one representative of the Holders to attend all meetings of the Board in a non-voting observer capacity, which observation right shall include the ability to participate in discussions of the Board.

VI. MISCELLANEOUS

A. Status of Redeemed Stock. In case any shares of Series A Preferred shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, repurchased, or reacquired shall resume the status of authorized but unissued shares of preferred stock, and shall no longer be designated as Series A Preferred.

B. Lost or Stolen Certificates. Upon receipt by the Company of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (with a bond or other security) reasonably satisfactory to the Company, or in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the Company shall execute and deliver new Preferred Stock Certificates.

C. Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders granted hereunder may be waived as to all shares of Series A Preferred (and the Holders thereof) upon the unanimous written consent of the Holders.

D. Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party as set forth below, or such other address and telephone and fax number as may be designated in writing hereafter in the same manner as set forth in this Section.

If to the Company:

Tel-Instrument Electronics Corp.
One Branca Road
East Rutherford, NJ 07073
Attention: Jeffrey C. O’Hara

If to the Holders, to the address listed in the Company’s books and records.

E. Amendment and Waiver. Notwithstanding any provision in the

Certificate of Designation to the contrary, no provision contained in this Certificate of Designation may be amended, modified or waived except by an instrument in writing executed by the Corporation and all of the Holders of the shares of Series A Preferred then outstanding. Without limiting the generality of the foregoing, no amendment, modification or waiver of the terms or relative priorities of the Series A Preferred may be accomplished by the merger, consolidation or other transaction of the Company with another corporation or entity unless the Company has obtained the prior written consent of the Holders of 75% of the outstanding shares of Series A Preferred at such time, in accordance with  Section V.B. hereof.”